Exhibit 10.61

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (this “Amendment”) is made as of the 1st day of July, 2002, by and between DMV SUB 4 LLC, a Delaware limited liability company (“Landlord”), and INVISION TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                         Tenant and WHLNF Real Estate Limited Partnership (“WHLNF”) entered into that certain Lease Agreement dated February 11, 1997, as amended by that certain First Amendment to Lease Agreement dated December 10, 1997 (collectively the “Lease”), for premises located in Building II (the “Building”) located at 7151 Gateway Boulevard, in the Bridgeway Technology Center, in the City of Newark, County of Alameda, State of California, all as more particularly set forth in the Lease (the “Original Premises”).

B.                           WHLNF conveyed all of its interest in the Building and the Park to Landlord by grant deed.

C.                           Landlord and Tenant desire to amend the Lease upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

The Lease is hereby amended as follows:

1.        Expansion of Premises.  In addition to the Original Premises currently leased by Tenant, on September 1, 2002 (the “Effective Date”), Landlord and Tenant agree that Tenant shall also lease approximately 18,742 rentable square feet located at 7007 Gateway Boulevard, Newark, California 94560 (the “Expansion Premises”), as depicted on the floor plan attached hereto and made a part thereof as Exhibit A.  All terms, covenants and conditions of the Lease, as amended hereby, shall cover the lease of the Expansion Premises during the Expansion Period (as defined below).

2.        Expansion Premises Term.  The term of the Lease covering the Expansion Premises shall be for a period of twenty five (25) months from and including the Effective Date to and including September 30, 2004 (the “Expansion Period”).

3.        Condition of Expansion Premises.  Landlord shall not be responsible for making any improvements to the Expansion Premises and Tenant agrees to accept the Expansion Premises in their “as-is” condition as of the date hereof, including without limitation, leaving all currently existing racking in the Expansion Premises for Tenant’s use thereof during the Expansion Period. Landlord shall, at its sole cost and expense, provide Tenant with an allowance of Fifty Six Thousand Two Hundred Twenty Six and No/100 Dollars ($56,226.00) (the

“Allowance”) for the purpose of Tenant’s installation of general improvements to the Expansion Premises subject to compliance with the provisions of Section 10.1 of the Lease. The Allowance shall be  available for application to the cost of such improvements only to the extent such improvements have been completed on or before December 31, 2002, absent any Landlord-caused  delays related thereto. The Allowance shall be paid to Tenant or to Tenant’s Contractor(s) (as hereinafter defined) or Tenant’s agents at Tenant’s direction, within fifteen (15) business days after the receipt of written notice, accompanied by the following (an “Application for Payment”): (i) invoices covering the subject work, (ii) a written certification from Tenant’s architect that the work described on all such invoices has been substantially completed in accordance with the plans and specifications approved by Landlord, and (iii) copies of conditional or unconditional, partial or complete waivers of lien, as appropriate, from all contractors subcontractors and materialmen (“Tenant’s Contractor(s)”) covering all work which is the subject of the invoices so submitted, and (iv) in the event payment is to be made to Tenant, copies of any applicable documentation that indicates that Tenant has made payment to Tenant’s Contractor(s) or agents related to the invoices for which payment is requested. Tenant and Landlord agree that all costs of the work in excess of the Allowance shall be paid by Tenant prior to any disbursement by Landlord of the Allowance.  If any portion of the Allowance exceeds the costs of the work for which it is applicable, Tenant shall not be entitled to any payment, rent reduction, or credit therefor.  Tenant may enter the Expansion Premises prior to the Effective Date to ready the Expansion Premises for its occupancy upon all of the terms of the Lease other than the obligation to pay rent for the Expansion Premises, in whatever form.

4.        Rent Amendment.  Commencing on October 1, 2002, and continuing throughout the Expansion Period, the monthly Base Rent due under the Lease for the Expansion Premises, shall be Seventeen Thousand Eight Hundred Four and 90/100 Dollars ($17,804.90). No Base Rent applicable to the Expansion Premises shall be due for the month of September, 2002.

5.        Tenant’s Percentage Share.  Commencing on October 1, 2002, and continuing throughout the Expansion Period, Tenant’s Share of Operating Expenses, of Tax Expenses, of Common Area Utility Costs and of Utility Expenses, pursuant to Sections 6.1, 6.2 and 7 of the Lease, respectively, as applicable to the Expansion Premises, shall be ten and 98/100 percent (10.98%) based on 18,742 rentable square feet for the Expansion Premises and 170,675 rentable square feet for the Park).

6.        Meaning of “Premises”.  From and after the Effective Date, wherever in the Lease, as amended hereby, the term “Premises” is used (other than in the terms “Expansion Premises” and “Original Premises”), it shall mean and refer to both the Expansion Premises and the Original Premises.

7.        Brokers.  Landlord shall pay to CB Richard Ellis (“Landlord’s Broker”) a commission in connection with this Amendment as provided for in a separate agreement between Landlord and Landlord’s Broker. Tenant and Landlord agree that, except for Landlord’s Broker and Insignia/ESG, Inc.  (“Tenant’s Broker”), who shall be free to share the commission paid by Landlord to Landlord’s Broker, as they may agree, no brokers or finders have been involved in the transaction described in this amendment and Landlord and Tenant agree that in the event any other broker, salesperson or other person makes any claim for any commission or finder’s fee based upon the lease of the Expansion Premises to Tenant or any other items or interests contemplated by this Amendment, the party through whom said broker, salesperson or other person makes its claim shall defend, indemnify and hold harmless the other party from said claim and all liabilities, costs and expenses relating thereto, including reasonable attorneys’ fees, which may be incurred by such other party in connection with such claim.

8.        Entire Agreement.  This Amendment and the Lease contain all of the covenants, conditions and agreements between the parties concerning the Premises, and shall supersede all prior correspondence, agreements and understandings concerning the Premises, both oral and written.

9.        Authority.  Each person executing this Amendment on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

10.      Definitions.  All capitalized terms used herein shall have the meanings set forth herein or, if not set forth herein, shall have the meanings set forth in the Lease for said terms.

11.      Effect of Amendment.  Except as specifically amended hereby, all of the terms and conditions of the Lease shall be and remain in full force and effect.

12.      Incorporation of Recitals.  The Recitals and Sections 1, 2, 3, 4, 5, 6, 7, 8, and 10 set forth above in this Amendment are hereby incorporated into the Lease by this reference.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date and year hereinabove first written.

TENANT:

LANDLORD:			InVision Technologies, Inc. a Delaware corporation

DMV Sub 4, LLC
a Delaware limited liability company			By:	/s/ Ross Mulholland

By:	DMV Investors, LLC,		Name:	Ross Mulholland
a Delaware limited liability
	company, its sole member		Its:	CFO

	By:	Lend Lease Real Estate Investments, Inc., a Delaware corporation, its manager

By:	/s/ Peggy A. Toppin
Its:	Peggy A. Toppin Vice President